Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA ANTICIPATES RECORD SALES FOR
FISCAL 2010 FOURTH QUARTER
— Expects to Report Approximately 25 to 30 Percent Increase in Net Sales for Quarter —
     LOS ANGELES, CA — May 3, 2010 — Motorcar Parts of America, Inc. (NasdaqGM:MPAA) today announced it expects net sales for its 2010 fiscal fourth quarter ended March 31, 2010 to climb approximately 25 to 30 percent based on very strong sales in March.
     The company reported fiscal 2009 fourth quarter sales of $29.9 million in June 2009.
     “Based on preliminary results, we expect to report record sales for our fiscal fourth quarter despite a slow start due to severe weather conditions throughout much of the country,” said Selwyn Joffe, chairman, president and chief executive officer.
     He noted that sales in the aftermarket sector are very strong as evidenced by the results of the company’s major customers. Joffe reiterated that these sales increases were generated from the company’s core customer base. “This sales momentum is very encouraging — particularly as we ramp up business from new customers, which should support strong future growth,” Joffe said.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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